EXHIBIT 99.1

OHA Investment Corporation Reports Fourth Quarter and Year Ended December 31, 2016 Results and Announces Quarterly Distribution

NEW YORK, March 14, 2017 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the “Company”) today announced its financial results for the quarter and year ended December 31, 2016 and announced a quarterly distribution of $0.02 per share. Management will discuss the Company's results summarized below on a conference call on Wednesday, March 15, 2017, at 10:00 a.m. Eastern Time.

Summary results for the quarter ended December 31, 2016:
Total investment income:  $4.0 million, or $0.20 per share
Net investment income:  $1.6 million, or $0.08 per share
Net realized and unrealized losses:  $12.9 million, or $0.64 per share
Net asset value:  $80.5 million, or $3.99 per share
New portfolio investments during the quarter:  $5.3 million(1)
Fair value of portfolio investments:  $105.0 million(2)

Portfolio Activity - Three months ended December 31, 2016
The fair value of our investment portfolio was $105.0 million at December 31, 2016, decreasing 20% compared to September 30, 2016 and 40% compared to December 31, 2015. During the fourth quarter of 2016, the Company made a $5.3 million investment in a new portfolio company, outside the energy industry, and had realizations totaling $20.1 million. The concentration of our investment portfolio in the energy sector decreased to 38% at December 31, 2016, compared to 41% at December 31, 2015. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 9.7% and 12.2%, respectively, as of December 31, 2016.

During the fourth quarter the Company purchased one new portfolio investment, a $5.5 million second lien term loan at 97% of par issued by PAE Holding Corporation, or PAE, a leading government contractor that provides operations & maintenance, logistics, training, construction, vehicle/aircraft maintenance for US embassies, government infrastructure and military facilities.

Realizations during the quarter totaled $20.1 million and consisted of the full repayment of three of our portfolio investments made under OHA: (i) Kronos Incorporated second lien term loan in the amount of $12.0 million; (ii) Synarc-BioCore Holdings first lien term loan in the amount of $2.4 million; and (iii) Stardust Financial Holdings (or Hanson) second lien term loan in the amount of $1.7 million, a partial pay-down of our investment in Gramercy Park CLO in the amount of $3.7 million, and scheduled amortization on existing portfolio investments.

Operating Results - Three months ended December 31, 2016
Investment income totaled $4.0 million for the fourth quarter of 2016, decreasing 35.2% compared to $6.2 million in the corresponding quarter of 2015. The decrease in investment income during the fourth quarter of 2016 was primarily as a result of a decrease in average portfolio investment balance of $42.2 million, lower weighted average yield on investment portfolio and lower prepayment premiums and amendment fees earned.

Operating expenses for the fourth quarter of 2016 were $2.4 million, decreasing 18.7%, compared to $3.0 million in the corresponding quarter of 2015. The decrease was attributable to lower management and incentive fees in 2016, partially offset by higher professional and administrative expenses. Management and incentive fees in the fourth quarter of 2016 were $1.1 million lower than in the fourth quarter of 2015. The decrease in expenses were partially offset by $0.5 million in higher professional and administrative expenses in 2016. Operating expenses for the fourth quarter of 2015 included a $0.5 million credit applied from OHA related to expenses under the Investment Advisory Agreement and the Administration Agreement. Excluding the credit, professional and administrative expenses would have remained flat between the two periods.

Resulting net investment income was $1.6 million, or $0.08 per share, for the fourth quarter of 2016, compared to $3.2 million, or $0.16 per share, for the fourth quarter of 2015.

We recorded net realized and unrealized losses on investments totaling $12.9 million, or $0.64 per share, during the fourth quarter of 2016, compared to $25.4 million, or $1.26 per share, during the fourth quarter of 2015. Losses recorded in the fourth quarter of 2016 totaled $16.2 million. Major components of the losses were primarily concentrated in two of our energy related investments: (i) the limited-term overriding royalty interest in certain oil and gas properties operated by Bennu Oil and Gas (formerly operated by ATP Oil & Gas Corporation); and (ii) the redeemable preferred units of Castex Energy 2005, and our investments in OCI Holdings, LLC, a legacy non-energy portfolio company.

Overall, we experienced a net decrease in net assets resulting from operations of $11.3 million, or $0.56 per share, for the fourth quarter of 2016. After declaring a quarterly dividend during the period of $0.06 per share, our net asset value decreased 13.4%, from $4.61 per share as of September 30, 2016 to $3.99 per share as of December 31, 2016.

Operating Results - Year ended December 31, 2016
Investment income totaled $17.9 million for the year ended December 31, 2016, decreasing 18.9% compared to $22.0 million in 2015. The decrease in 2016 was primarily due to a lower average investment balance from December 31, 2015 to December 31, 2016 and a decrease in non-recurring fee income of $0.5 million.

Operating expenses in 2016 totaled $11.4 million, decreasing 5.2%, compared to $12.0 million in 2015. The decrease was attributable to lower general and administrative expenses and management and incentive fees partially offset by higher interest expense and bank fees. Management and incentive fees decreased by 19.6% to $3.2 million from $4.0 million due to lower incentive fees incurred in 2016 and lower average asset base subject to the base management fee during 2016. Other general and administrative expenses decreased by 23.3% to $1.7 million from $2.2 million primarily due to lower employee related expenses in 2016 and settlement costs related to our ATP legal proceedings in 2015.

Resulting net investment income for 2016 was $6.5 million, or $0.32 per share, compared to $10.0 million, or $0.49 per share, of net investment income in 2015.

We recorded net realized and unrealized losses on investments totaling $31.9 million, or $1.58 per share, during the year ended December 31, 2016, compared to $41.2 million, or $2.04 per share, in 2015. Our energy related investments contributed $34.5 million, or $1.71 per share of the net realized and unrealized losses in 2016.

Overall, we experienced a net decrease in net assets resulting from operations of $25.4 million, or $1.26 per share, during the year ended December 31, 2016. As a result, and after declaring dividends during the year of $0.24 per share, our net asset value decreased to $3.99 per share as of December 31, 2016 from $5.49 per share as of December 31, 2015.

Quarterly Distribution
Our Board of Directors declared a quarterly distribution to stockholders in the amount of $0.02 per common share. The distribution will be paid on April 7, 2017 to stockholders of record on March 31, 2017. Distributions are paid from taxable earnings and may include a return of capital and/or capital gains. The amount of distributable income for each quarter depends on the aggregate gains and losses realized by the Company during the entire year. Distributions may consist of net investment income, capital gains and return of capital, but the character of these distributions cannot be determined until after the end of the Company's fiscal year. The specific tax characteristics of distributions paid during calendar 2017 will be reported to each stockholder on Form 1099-DIV after the end of the calendar year. Tax characteristics of distributions in 2016 may be found on our website at www.ohainvestmentcorporation.com.

The Board of Directors of the Company has the discretion to change the amount of the distribution in any given quarter based on the Company's estimate, as of that quarter, of its taxable income for the year. The Company's estimate of its taxable income for 2017, and therefore the amount of each quarterly distribution in 2017, may change on a variety of factors, including the performance of the Company's portfolio investments.

The Company has an "opt out" dividend reinvestment plan, or "DRIP," for its stockholders. Consequently, when the Company declares a distribution, stockholders who have not opted out of the DRIP automatically have their distribution reinvested in shares of the Company's common stock, rather than receiving it in cash. A stockholder who has elected to receive distributions in cash may re-enroll in the DRIP at any time by notifying his or her broker or the plan administrator.

Webcast / Conference Call at 10:00 a.m. Eastern Time on March 15, 2017
We invite all interested persons to participate in our conference call on Wednesday, March 15, 2017, at 10:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Conference ID is 78685032. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015
Assets
Investments in portfolio securities at fair value
Control investments (cost: $0 and $28,608, respectively)	$—	$1,000
Affiliate investments (cost: $19,724 and $18,647, respectively)	17,150	18,893
Non-affiliate investments (cost: $154,772 and $192,012, respectively)	87,855	154,817
Total portfolio investments (cost: $174,496 and $239,267, respectively)	105,005	174,710
Investments in U.S. Treasury Bills at fair value (cost: $39,997 and $34,997, respectively)	39,997	34,997
Total investments	145,002	209,707
Cash and cash equivalents	16,533	15,554
Accounts receivable and other current assets	33	517
Interest receivable	1,313	2,248
Other prepaid assets	17	451
Total current assets	17,896	18,770
Total assets	$162,898	$228,477

Liabilities
Current liabilities
Due to broker	$—	$5,226
Distributions payable	1,210	2,421
Accounts payable and accrued expenses	1,999	1,741
Due to affiliate	220	221
Management and incentive fees payable	635	1,713
Income taxes payable	28	75
Repurchase agreement	39,200	34,300
Short-term debt	—	72,000
Total current liabilities	43,292	117,697
Long-term debt, net of debt issuance costs of $1,387 and $0, respectively	39,113	—
Total liabilities	82,405	117,697
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,172,392 shares issued and outstanding, respectively	20	20
Paid-in capital in excess of par	235,703	241,985
Undistributed net investment loss	(2,873)	(5,947)
Undistributed net realized capital loss	(85,979)	(63,838)
Net unrealized depreciation on investments	(66,378)	(61,440)
Total net assets	80,493	110,780
Total liabilities and net assets	$162,898	$228,477
Net asset value per share	$3.99	$5.49

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015	2014
Investment income:
Interest income:
Interest income	$2,863	$4,377	13,382	16,724	17,452
Dividend income	828	1,282	4,008	4,279	4,002
Royalty income, net of amortization	—	—	—	30	155
Other income	346	572	498	1,016	510
Total investment income	4,037	6,231	17,888	22,049	22,119
Operating expenses:
Interest expense and bank fees	988	946	3,819	3,480	2,119
Management and incentive fees	635	1,713	3,220	4,003	4,602
Costs related to strategic alternatives review	—	—	—	—	6,040
Professional fees	469	208	2,442	2,126	1,437
Other general and administrative expenses	281	67	1,652	2,154	4,369
Directors fees	62	62	245	245	245
Total operating expenses	2,435	2,996	11,378	12,008	18,812
Income tax provision (benefit), net	(12)	14	7	72	109
Net investment income	1,614	3,221	6,503	9,969	3,198

Net realized capital gain (loss) on investments	(17,030)	(417)	(26,949)	(218)	(12,428)
Benefit (provision) for taxes	29	—	(62)	—	(2)
Total net realized capital gain (loss) on investments	(17,001)	(417)	(27,011)	(218)	(12,430)

Net unrealized appreciation (depreciation) on investments	4,102	(25,010)	(4,938)	(40,973)	(12,999)
Total net unrealized appreciation (depreciation) on investments	4,102	(25,010)	(4,938)	(40,973)	(12,999)

Net decrease in net assets resulting from operations	$(11,285)	$(22,206)	$(25,446)	$(31,222)	$(22,231)

Net decrease in net assets resulting from operations per common share	$(0.56)	$(1.10)	$(1.26)	$(1.54)	$(1.08)

Distributions declared per common share	$0.06	$0.12	$0.24	$0.48	$0.64
Weighted average shares outstanding - basic and diluted	20,172	20,172	20,172	20,322	20,529

Per Share Data(1)
Net asset value, beginning of period	$4.61	$6.71	$5.49	$7.48	$9.20

Net investment income	0.08	0.16	0.32	0.49	0.16
Net realized and unrealized loss on investments	(0.64)	(1.26)	(1.58)	(2.03)	(1.24)
Net decrease in net assets resulting from operations	(0.57)	(1.10)	(1.26)	(1.54)	(1.08)
Distributions to common stockholders
Distributions from net investment income	(0.06)	(0.12)	(0.24)	(0.48)	(0.47)
Return of capital	—	—	—	—	(0.17)
Net decrease in net assets from distributions	(0.06)	(0.12)	(0.24)	(0.48)	(0.64)
Effect of shares repurchased, gross	—	—	—	0.03	—

Net asset value, end of period	$3.99	$5.49	$3.99	$5.49	$7.48

(1) Per share data is based on weighted average number of common shares outstanding for the period.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $4.1 billion in over 125 direct lending investments over the past 14 years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price - Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
James David – James-David@kekst.com